                                                Filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-40669
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 10, 1997)

                                                                     [LOGO]

                                  $600,000,000

                  INTERNATIONAL BUSINESS MACHINES CORPORATION

                        ARMONK, NEW YORK (914) 499-1900

                             5.375% NOTES DUE 2009
                                 --------------

                  INTEREST PAYABLE ON FEBRUARY 1 AND AUGUST 1

                              -------------------

INTERNATIONAL BUSINESS MACHINES CORPORATION MAY REDEEM ANY OF THE NOTES AT ANY TIME, IN WHOLE OR IN
PART, AT A REDEMPTION PRICE AS SET FORTH UNDER "DESCRIPTION OF NOTES -- OPTIONAL REDEMPTION."
              APPLICATION WILL BE MADE TO LIST THE NOTES ON THE NEW YORK STOCK EXCHANGE.

                             ---------------------

                   PRICE 99.923% AND ACCRUED INTEREST, IF ANY

                            ------------------------

                                                                                 UNDERWRITING
                                                                  PRICE TO       DISCOUNTS AND     PROCEEDS TO
                                                                   PUBLIC         COMMISSIONS        COMPANY
                                                              ----------------  ---------------  ----------------
PER NOTE....................................................      99.923%            .650%           99.273%
TOTAL.......................................................  $    599,538,000   $   3,900,000   $    595,638,000

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE UNDERWRITERS EXPECT TO DELIVER THE NOTES TO PURCHASERS ON FEBRUARY 1, 1999.

                              -------------------

MORGAN STANLEY DEAN WITTER
      BEAR, STEARNS & CO. INC.
               CHASE SECURITIES INC.
                      CREDIT SUISSE FIRST BOSTON
                               GOLDMAN, SACHS & CO.
                                      LEHMAN BROTHERS
                                             MERRILL LYNCH & CO.
                                                    SALOMON SMITH BARNEY

JANUARY 27, 1999

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                                                                PAGE
                                                                                                                -----
Use of Proceeds............................................................................................         S-3
Capitalization.............................................................................................         S-3
Ratios of Earnings to Fixed Charges........................................................................         S-3
Description of Notes.......................................................................................         S-4
Underwriters...............................................................................................         S-7
Legal Opinions.............................................................................................         S-8

                                                       PROSPECTUS

Available Information......................................................................................           2
Information Incorporated by Reference......................................................................           2
The Company................................................................................................           3
Use of Proceeds............................................................................................           3
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends...           3
Description of the Debt Securities.........................................................................           3
Description of the Preferred Stock.........................................................................          17
Description of the Depositary Shares.......................................................................          20
Description of the Capital Stock...........................................................................          23
Description of the Warrants................................................................................          23
Plan of Distribution.......................................................................................          24
Legal Opinions.............................................................................................          25
Experts....................................................................................................          25

                            ------------------------

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell Notes and seeking offers to buy Notes, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Notes.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Notes will be used for general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company at September 30, 1998, and as adjusted to give effect to the issuance of the Notes offered hereby.

                                                                                            SEPTEMBER 30, 1998
                                                                                         ------------------------
                                                                                         OUTSTANDING  AS ADJUSTED
                                                                                         -----------  -----------

                                                                                          (DOLLARS IN MILLIONS)
Short-Term Debt........................................................................   $  13,237    $  13,237
                                                                                         -----------  -----------
Long-Term Debt:
  International Business Machines Corporation..........................................   $   9,649    $  10,248
  Consolidated Subsidiaries............................................................       5,590        5,590
                                                                                         -----------  -----------
    Total Long-Term Debt...............................................................      15,239       15,838
                                                                                         -----------  -----------
Stockholders' Equity:
  Preferred Stock--par value $.01 per share; 150,000,000 shares authorized; 2,597,261
    shares outstanding.................................................................         252          252
  Common Stock--par value $.50 per share; 1,875,000,000 shares authorized; 922,851,792
    shares outstanding.................................................................       9,804        9,804
  Retained Earnings....................................................................      14,306       14,306
  Translation and other adjustments....................................................         911          911
  Treasury Stock, at cost; 47,336,044 shares...........................................      (5,778)      (5,778)
  Employee Benefits Trust, at cost; 10,000,000 shares..................................        (860)        (860)
                                                                                         -----------  -----------
    Total Stockholders' Equity.........................................................      18,635       18,635
                                                                                         -----------  -----------
    Total Capitalization...............................................................   $  47,111    $  47,710
                                                                                         -----------  -----------
                                                                                         -----------  -----------

    From January 31, 1995 through December 31, 1998, the Company has repurchased approximately $24.7 billion of its Capital Stock under a series of authorizations from the Company's Board of Directors that total $27.5 billion.

    On January 26, 1999, the IBM Board of Directors declared a two-for-one common stock split, subject to the approval of stockholders of an increase in the number of authorized common shares to 4.6875 billion. The record date for the stock split is currently expected to be on May 10, 1999, with distribution of the split shares to follow on or about May 26, 1999.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes (which excludes the cumulative and transition effects of accounting changes) and fixed charges by fixed charges. "Fixed charges" consist of interest on debt and that portion of rental expense deemed to be representative of interest.

                                                                     NINE MONTHS ENDED
                                                                       SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                                                  ------------------------  -------------------------------------
                                                                     1998         1997         1997         1996         1995
                                                                     -----        -----        -----        -----        -----
Ratio of earnings to fixed charges..............................         4.8          5.1          5.4          5.3          5.0


                                                                     1994         1993
                                                                     -----        -----
Ratio of earnings to fixed charges..............................         3.1          (a)

------------------------

(a) No ratios are shown for 1993 as earnings were insufficient to cover fixed charges. As a result of the net loss incurred for the year ended December 31, 1993, earnings were inadequate to cover fixed charges by $8,478 million.

                              DESCRIPTION OF NOTES

    The following description of the particular terms of the Notes supplements, and to the extent inconsistent, replaces the description of the general terms and provisions of the Debt Securities set forth in the Prospectus.

GENERAL

    The Notes will be issued under an Indenture (the "Senior Indenture") dated as of October 1, 1993, between the Company and The Chase Manhattan Bank, as Trustee, as supplemented by the First Supplemental Indenture dated as of December 15, 1995, filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Notes will bear interest from February 1, 1999, at the rate of interest stated on the cover page hereof. Interest on the Notes will be payable semiannually on February 1 and August 1, commencing August 1, 1999, to the persons in whose names such securities are registered at the close of business on the January 15 or July 15 preceding such February 1 or August 1. The Notes will mature on February 1, 2009.

    The Notes will be subject to defeasance and covenant defeasance as provided in "Description of the Debt Securities--Satisfaction and Discharge; Defeasance" in the accompanying Prospectus.

GLOBAL SECURITIES

    DTC will act as securities depository for the Notes. The Notes will be issued in fully-registered form in the name of Cede & Co. (DTC's partnership nominee). One or more fully-registered certificates will be issued as Global Securities for each of the Notes in the aggregate principal amount of such Notes, and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry charges in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and together with Direct Participants, "Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of Notes ("Beneficial Owner") is in turn to be recorded on the Participant's records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes except in the event that use of the book-entry system for the Notes is discontinued or upon request during the continuance of an Event of Default with respect to the Notes.

    To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of the DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal and interest payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants and not of DTC, the Company, or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursements of such payments to the Beneficial Owners shall be the responsibility of Participants.

    DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Notes certificates are required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Notes certificates will be printed and delivered.

    During the continuance of an Event of Default with respect to the Notes, upon the request of any Beneficial Owner through DTC, Notes certificates will be printed and delivered to such Beneficial Owner.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable (including DTC), but the Company takes no responsibility for the accuracy thereof.

    Neither the Company, the Trustee nor the Underwriters will have any responsibility or obligation to Participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any Participant with respect to any ownership interest in the Notes, or payments to, or the providing of notice for, Participants or Beneficial Owners.

OPTIONAL REDEMPTION

    The Notes will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as hereinafter defined) thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus ten basis points, plus in either case accrued interest on the principal amount being redeemed to the date of redemption.

    "Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

    "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Chase Securities Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc., and their respective successors; PROVIDED, HOWEVER, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

    "Remaining Scheduled Payments" means, with respect to any Notes, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; PROVIDED, HOWEVER, that, if such redemption date is not an interest payment date with respect to such Notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

    Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an Underwriting Agreement, dated the date hereof, the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amount of the Notes set forth opposite their respective names below:

                                                                                                  PRINCIPAL AMOUNT
NAME                                                                                                  OF NOTES
------------------------------------------------------------------------------------------------  ----------------
Morgan Stanley & Co. Incorporated...............................................................   $  418,000,000
Bear, Stearns & Co. Inc.........................................................................       26,000,000
Chase Securities Inc............................................................................       26,000,000
Credit Suisse First Boston Corporation..........................................................       26,000,000
Goldman, Sachs & Co.............................................................................       26,000,000
Lehman Brothers Inc.............................................................................       26,000,000
Merrill  Lynch, Pierce, Fenner & Smith
      Incorporated..............................................................................       26,000,000
Salomon Smith Barney Inc........................................................................       26,000,000
        Total...................................................................................   $  600,000,000
                                                                                                  ----------------
                                                                                                  ----------------

    The Underwriting Agreement provides that the obligation of the several Underwriters to pay for and accept delivery of the Notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Notes if any are taken.

    The Company has been advised by the Underwriters that the Underwriters propose to offer the Notes to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of .40% of the principal amount per Note. The Underwriters may allow and such dealers may reallow a discount not in excess of .25% of the principal amount per Note on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The Notes are a new issue of securities with no established trading market. The Underwriters have informed the Company that they intend to make a market in the Notes but are under no obligation to do so and such market making may be terminated at any time without notice. Application will be made to list the Notes on the New York Stock Exchange.

    In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, the Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or dealer for distributing the Notes in the offering, if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

UNDERWRITING COMPENSATION

                                                                                             PER NOTE       TOTAL
                                                                                            -----------  ------------
Underwriting Discounts
  and Commissions paid
  by the Company..........................................................................        .650%  $  3,900,000

    The Underwriters and certain of their affiliates and associates may engage in transactions with, and/or perform services, including investment banking and general financing and banking services, for, the Company and its subsidiaries in the ordinary course of business. The Chase Manhattan Bank, the Trustee, is an affiliate of Chase Securities Inc., one of the Underwriters.

    The Company has agreed to indemnify the Underwriters against certain liabilites, including civil liabilities under the Securities Act of 1933, or contribute to payments which the Underwriters may be required to make in respect thereof.

    Expenses payable by the Company are estimated at $ 250,000.

                                 LEGAL OPINIONS

    The validity of the Notes offered hereby will be passed upon for the Company by David S. Hershberg, Vice President and Assistant General Counsel of the Company, and for the Underwriters by Davis Polk & Wardwell, New York, New York. Mr. Hershberg, together with members of his family, owns, has options to purchase and has other interests in shares of common stock of the Company totaling less than 1% of all such stock currently outstanding.

PROSPECTUS

                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                 CAPITAL STOCK
                                    WARRANTS

    International Business Machines Corporation (the "Company") intends from time to time to issue, in one or more series, up to an aggregate of $4,300,000,000 of its debt securities (the "Debt Securities"), which may be either senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities") in priority of payment, preferred stock (the "Preferred Stock"), depositary shares (the "Depositary Shares") representing a fractional interest in a share of Preferred Stock, Capital Stock (the "Capital Stock") and warrants to purchase Debt Securities, Preferred Stock or Capital Stock (the "Warrants") (the Debt Securities, Preferred Stock, Depositary Shares, Capital Stock and Warrants being collectively referred to herein as the "Securities"). When a particular series of Securities is offered, a supplement to this Prospectus (the "Prospectus Supplement") will be delivered with the Prospectus. For Debt Securities, the Prospectus Supplement will set forth with respect to such series: whether it is a series of Senior Debt Securities or Subordinated Debt Securities; the designation and principal amount offered; the rate (or method of calculation) and time of payment of interest, if any; the authorized denominations; the maturity or maturities; the terms for a sinking, purchase or analogous fund, if any; the terms for redemption or early repayment, if any; the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable; the purchase price and other terms of the offering; and any listing on a securities exchange. For Preferred Stock and Depositary Shares, the Prospectus Supplement will set forth with respect to such series: the designation; aggregate number of shares; liquidation preference per share; dividend rate (or method of calculation); dates on which dividends shall be payable, whether dividends shall be cumulative, noncumulative or partially cumulative and dates from which dividends shall accrue; any redemption or sinking fund provisions; the purchase price and other terms of the offering; any listing on a securities exchange; and if Depositary Shares will be offered, the fraction of a share of Preferred Stock represented by each Depositary Share. For Capital Stock, the Prospectus Supplement will set forth with respect to such series: the number of shares; and the purchase price and other terms of the offering. For Warrants, the Prospectus Supplement will set forth with respect to such series: the number and terms thereof; the designation and the number of securities issuable upon exercise; the purchase price and other terms of the offering; the exercise price; and, where applicable, the duration and detachability thereof.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The Securities may be sold (i) through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate; (ii) through agents designated from time to time; or (iii) directly. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts are set forth in the Prospectus Supplement. The net proceeds to the Company from such sale are also set forth in the Prospectus Supplement.

               THE DATE OF THIS PROSPECTUS IS DECEMBER 10, 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, the Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission ("http://www.sec.gov"). Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, 7th Floor, New York, New York, the Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, Suite 518, Chicago, Illinois and the Pacific Exchange Inc., 115 Sansome Street, 2nd Floor, San Francisco, California.

                     INFORMATION INCORPORATED BY REFERENCE

    The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1996, the Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and the Current Report of the Company on Form 8-K dated January 21, 1997, January 29, 1997, April 23, 1997, May 7, 1997, July 21, 1997, August 1, 1997, and October
20, 1997 filed by the Company under Exchange Act file number 1-2360, are incorporated herein by reference. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated herein by reference.

    The Company will cause to be furnished without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all the documents described above, other than exhibits to such documents. Requests should be addressed to: First Chicago Trust Company of New York, Mail Suite 4688, P.O. Box 2530, Jersey City, New Jersey, 07303-2530; telephone: (201) 324-0405.

                                  THE COMPANY

    The Company develops, manufactures and sells advanced information processing products, including computers and microelectronic technology, software, networking systems and information technology-related services. The Company offers value worldwide through its North America, Europe/Middle East/ Africa, Latin America, Asia/Pacific, Global Services and Worldwide Client Server Computing business units, by providing comprehensive and competitive product choices.

    The Company's principal executive offices are located at Armonk, New York 10504, and its telephone number is (914) 499-1900.

                                USE OF PROCEEDS

    Unless otherwise indicated in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes.

    The Company expects that it will, on a recurring basis, engage in additional financings in character and amount to be determined as the need arises.

 RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

    The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes (which excludes the cumulative and transition effects of accounting changes) and fixed charges by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends has been computed by dividing earnings before income taxes (which excludes the cumulative and transition effects of accounting changes) and fixed charges by the sum of fixed charges and dividends on preferred stock. For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, the preferred stock dividend requirements were assumed to be equal to the pre-tax earnings that would be required to cover such dividend requirements based on the Company's effective income tax rates for the respective periods. "Fixed charges" consist of interest on debt and that portion of rental expense deemed to be representative of interest.

                                                                    NINE MONTHS ENDED
                                                                      SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                                                 ------------------------  -------------------------------------
                                                                    1997         1996         1996         1995         1994
                                                                    -----        -----        -----        -----        -----
Ratio of earnings to fixed charges.............................         5.1          4.9          5.3          5.0          3.1
Ratio of earnings to combined fixed charges and preferred stock
  dividends....................................................         5.0          4.8          5.3          4.9          2.9


                                                                    1993         1992
                                                                    -----        -----
Ratio of earnings to fixed charges.............................          (a)          (a)
Ratio of earnings to combined fixed charges and preferred stock
  dividends....................................................          (a)          (a)

------------------------

 (a) No ratios are shown for these periods as earnings were insufficient to cover fixed charges and, in 1993, combined fixed charges and preferred stock dividends. As a result of the net loss incurred for the year ended December 31, 1993, earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $8,478 million and $8,525 million, respectively. As a result of the net loss incurred for the year ended December 31, 1992, earnings were inadequate to cover fixed charges by $8,962 million.

                       DESCRIPTION OF THE DEBT SECURITIES

    The Debt Securities will constitute either Senior Debt Securities or Subordinated Debt Securities. The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture") dated as of October 1, 1993, between the Company and The Chase Manhattan Bank (National Association), as Trustee (the "Senior Trustee"), as supplemented by the First Supplemental Indenture thereto dated as of December 15, 1995, filed as an exhibit to the Registration Statement of which this Prospectus is a part. The

Subordinated Debt Securities will be issued under an Indenture (the "Subordinated Indenture") to be entered into between the Company and the trustee named in the applicable Prospectus Supplement (the "Subordinated Trustee"), a form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Senior Indenture and the Subordinated Indentures are collectively referred to herein as the "Indentures". The following statements are subject to the detailed provisions of the applicable Indenture; whenever particular provisions of the applicable Indenture are referred to, such provisions are incorporated by reference as a part of the statement made, and the statement is qualified in its entirety by such reference. Whenever a defined term is referred to and not defined under "Description of the Debt Securities", the definition thereof is contained in the applicable Indenture. Cross references to Sections of the Indentures relate to both the Senior Indenture and the Subordinated Indenture, unless otherwise indicated.

GENERAL

    Each Indenture provides for the issuance from time to time of Debt Securities in an unlimited aggregate principal amount and an unlimited number of series.

    Reference is made to the applicable Prospectus Supplement for the following terms of the series of Debt Securities offered thereby: (i) the title of the Debt Securities of such series; (ii) any limit upon the aggregate principal amount of such Debt Securities; (iii) the date or dates on which such Debt Securities will mature or the method of determination of such date or dates;
(iv) the rate or rates, or the method of determination thereof, at which such Debt Securities will bear interest, if any, the date or dates from which such interest will accrue, the date or dates such interest will be payable and, for Registered Debt Securities, the Regular Record Dates; (v) the place or places where the principal of, and premium and interest, if any, on, such Debt Securities will be payable; (vi) the periods, prices and terms and conditions upon which any such Debt Security may be redeemed, in whole or in part, at the option of the Company; (vii) any terms for redemption or repurchase pursuant to any sinking fund or analogous provision or at the option of a Holder; (viii) any terms for conversion of the Debt Securities into Preferred Stock, Depositary Shares or Capital Stock or for exchange of the Debt Securities for the securities of any other corporation at the option of a holder; (ix) any terms for the attachment to such Debt Securities of warrants, options or other rights to purchase or sell Debt Securities, Preferred Stock, Depositary Shares or Capital Stock; (x) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities that will be payable upon acceleration of maturity (Debt Securities subject to such provisions being referred to as "Original Issue Discount Securities"); (xi) any deletions or modifications of, or additions to, the Events of Default or covenants of the Company under the Indenture with respect to such Debt Securities (including whether the covenants described below under "Certain Covenants of the Company" will not apply to such Debt Securities); (xii) if other than U.S. dollars, the currency, currencies or currency unit or units in which such Debt Securities will be denominated and in which the principal of, and premium and interest, if any, on, such Securities will be payable; (xiii) whether, and the terms and conditions on which, the Company or a Holder may elect that, or the other circumstances under which, payment of principal of, or premium or interest, if any, on, such Debt Securities is to be made in a currency or currencies or currency unit or units other than that in which such Debt Securities are denominated; (xiv) any matter of determining the amount of principal of, or premium or interest, if any, on, any such Debt Securities to be determined with reference to an index based on a currency or currency unit, or units other than that in which such Debt Securities are stated to be payable or an index based on any other method; (xv) whether such Debt Securities will be issued in fully registered form without coupons ("Registered Debt Securities") or in bearer form with or without coupons ("Bearer Debt Securities"), or any combination thereof, whether such Debt Securities will be issued in the form of one or more global securities (each a "Global Debt Security") and whether such Debt Securities are to be issuable in temporary global form or definitive global form; (xvi) if such Debt Securities are to be issued upon the exercise of warrants, the time, manner and place for such Debt Securities to be authenticated and delivered; (xvii) whether and under what circumstances the Company will pay additional amounts to any holder of such Debt Securities who is not a

United States person (as defined below under "Temporary Global Securities") in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms the Company will have the option to redeem such Debt Securities rather than pay any additional amounts; and (xviii) any other terms of any of such Debt Securities not inconsistent with the Indenture. (SECTION 202 AND 301)

    Unless otherwise specified in the applicable Prospectus Supplement, (x) the Debt Securities will be Registered Debt Securities and (y) Debt Securities denominated in U.S. dollars will be issued, in the case of Registered Debt Securities, in denominations of $1,000 or an integral multiple thereof and, in the case of Bearer Debt Securities, in denominations of $5,000. Debt Securities may bear legends required by United States Federal tax law and regulations. (SECTION 401)

    If any of the Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest, if any, on, any of the Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

EXCHANGE, REGISTRATION AND TRANSFER

    Registered Debt Securities of any series will be exchangeable for other Registered Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. If Debt Securities of any series are issuable as both Registered Debt Securities and Bearer Debt Securities, the Bearer Debt Securities of such series (with all unmatured coupons, except as provided below, and all matured coupons in default) will be exchangeable for Registered Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. If a Bearer Debt Security with coupons appertaining thereto is surrendered in exchange for a Registered Debt Security after a Regular Record Date or Special Record Date and before the relevant date for payment of interest, such Bearer Debt Security shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable on such date in respect of the Registered Debt Security issued in exchange for such Bearer Debt Security, but will be payable only to the holder of such coupon when due in accordance with the terms thereof and of the Indenture. Bearer Debt Securities will not be issued in exchange for Registered Debt Securities (unless otherwise specified in the applicable Prospectus Supplement and permitted by applicable rules and regulations). No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. (SECTION
404)

    Debt Securities may be presented for exchange as provided above, and Registered Debt Securities (other than U.S. Book-Entry Debt Securities (as defined below under "Definitive Global Securities--U.S. BOOK-ENTRY SECURITIES")) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any additional transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in the applicable Prospectus Supplement. (SECTIONS 404 AND 1102) The Chase Manhattan Bank located at 450 West 33rd Street, New York, New York 10001, is the Security Registrar under the Senior Indenture, and the Security Registrar under the Subordinated Indenture will be designated in the applicable Prospectus Supplement. (SECTION 404) The Company may at any time designate, or rescind the designation of, the Security Registrar or any additional transfer agent or approve a change in the location through which the Security Registrar or any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Debt Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as both Registered Debt Securities and Bearer Debt Securities or solely as Bearer Debt Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of

Payment for such series located outside of the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (SECTION 1102)

    In the event of any redemption in part of any series of Debt Securities, the Company will not be required to: (i) issue, register the transfer of, or exchange, Debt Securities of any series during a period beginning at the opening of business 15 Business Days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (a) if Debt Securities of the series are issuable only as Registered Debt Securities, the day of mailing of the relevant notice of redemption and (b) if Debt Securities of the series are issuable as Bearer Debt Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Debt Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of, or exchange, any Registered Debt Security selected for redemption, in whole or in part, except the unredeemed portion of any Registered Debt Security being redeemed in part; or (iii) exchange any Bearer Debt Security selected for redemption, except to exchange such Bearer Debt Security for a Registered Debt Security of that series and like tenor which is simultaneously surrendered for redemption. (SECTION 404)

    For a discussion of restrictions on the exchange, registration and transfer of Global Debt Securities, see "Global Securities" below.

PAYMENT AND PAYING AGENTS

    Payment of principal of, and premium and interest, if any, on, Registered Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as the Company may designate from time to time. At the option of the Company, payment of any interest on Registered Debt Securities may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register. Payment of any installment of interest on Registered Debt Securities will be made to the person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest. (SECTIONS 406 AND 410)

    Payment of principal of, and premium and interest, if any, on, Bearer Debt Securities will be made in the designated currency unit at the offices of such Paying Agents outside the United States as the Company may designate from time to time. On the applicable payment date therefor payments of principal of, and premium, if any, on, Bearer Debt Securities will be made against surrender of such Debt Securities, and payment of interest on Bearer Debt Securities with coupons appertaining thereto on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (SECTIONS 410 AND 1102) No payment with respect to any Bearer Debt Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of, and premium and interest, if any, on, Bearer Debt Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (SECTION 1102)

    Unless otherwise indicated in the applicable Prospectus Supplement with respect to Senior Debt Securities, The Chase Manhattan Bank located at 450 West 33rd Street, New York, New York 10001, will be designated as the Company's Paying Agent for payments with respect to Senior Debt Securities that are issuable solely as Registered Debt Securities and as the Company's Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to Senior Debt Securities (subject to the limitations described above in the case of Bearer Debt Securities) that are issuable solely as Bearer Debt Securities or as both Registered Debt Securities and Bearer Debt Securities. With respect to Subordinated Debt Securities, the Company's Paying Agent for payments with respect to Subordinated Debt Securities that are issuable solely as Registered Debt Securities and the Company's Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to Subordinated Debt Securities (subject to the limitations described above in the case of Bearer Debt Securities) that are issuable solely as Bearer Debt Securities or as both Registrable Debt Securities and Bearer Debt Securities will be designated in the applicable Prospectus Supplement. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities of a series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Debt Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as both Registered Debt Securities or Bearer Debt Securities or solely as Bearer Debt Securities, the Company will be required to maintain
(i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Debt Securities of the series (and for payments with respect to Bearer Debt Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on any stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in any required city located outside the United States for the Debt Securities of such series. (SECTION 1102)

    All moneys deposited with a Trustee or Paying Agent, or then held by the Company, in trust for the payment of principal of, and premium and interest, if any, on, any Debt Security or coupon that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, or, if then held by the Company, discharged from such trust, and the holder of such Debt Security or coupon will thereafter look only to the Company for payment thereof. (SECTION 1103)

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part as one or more Global Debt Securities in either registered or bearer form and in either temporary or definitive form. The Global Debt Security or Securities of a series will be deposited with, or on behalf of, a depositary located in the United States (a "U.S. Depositary") or a common depositary located outside the United States (a "Common Depositary") identified in the Prospectus Supplement relating to such series. All temporary or definitive Global Debt Securities in bearer form will be deposited with a Common Depositary.

    The specific terms of the depositary arrangement with respect to any Debt Securities of a series issued in global form will be described in the Prospectus Supplement relating to such series. For purposes other than making payments on a definitive Global Debt Security, the Company may treat a person having a beneficial interest in such definitive Global Debt Security as the holder of such principal amount of Outstanding Debt Securities represented by such definitive Global Debt Security as shall be specified in a written statement of the holder of such definitive Global Debt Security, or, in the case of a definitive Global Debt Security in bearer form, of Euro-clear or Cedel Bank (as defined below), which is delivered to the Trustee by such person. (SECTION 411) None of the Company, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (SECTION 411) The Company anticipates that the following provisions will apply to all depositary arrangements with a U.S. Depositary or Common Depositary.

TEMPORARY GLOBAL SECURITIES

    If so specified in the applicable Prospectus Supplement, all or any portion of the Debt Securities of a series that are issuable as Bearer Debt Securities initially will be represented by one or more temporary Global Debt Securities, without interest coupons, to be deposited with a Common Depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euro-clear System ("Euro-clear"), and Cedel Bank, societe anonyme ("Cedel Bank") for credit to the respective accounts of the beneficial owners of such Debt Securities (or to such other accounts as they may direct). On and after the exchange date determined as provided in any such temporary Global Debt Security and described in the applicable Prospectus Supplement, each such temporary Global Debt Security will be exchangeable for definitive Debt Securities in bearer form, registered form, definitive global bearer form or any combination thereof, as specified in the applicable Prospectus Supplement. No Bearer Debt Security (including a Debt Security in definitive global bearer form) delivered in exchange for a portion of a temporary Global Debt Security will be mailed or otherwise delivered to any location in the United States in connection with such exchange. (SECTIONS 402 AND 403)

    Unless otherwise specified in the applicable Prospectus Supplement, interest on any portion of a temporary Global Debt Security payable in respect of an Interest Payment date occurring prior to the issuance of definitive Debt Securities will be paid to each of Euro-clear and Cedel Bank with respect to the portion of the temporary Global Debt Security held for its account upon delivery to the applicable Trustee of a certificate signed by Euro-clear or Cedel Bank, as the case may be, in the form required by the applicable Indenture dated no earlier than such Interest Payment Date, which certificate must be based on statements provided to it by its account holders who are beneficial owners of interests in such temporary Global Debt Security to the effect that such portion is not beneficially owned by a United States person, and has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States or, if a beneficial interest in such portion has been acquired by a United States person,
(i) that such person is a financial institution, as defined in applicable regulations promulgated under the Internal Revenue Code of 1986, as amended (the "Code"), purchasing for its own account or has acquired such Debt Security through a financial institution and (ii) that such Debt Securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the regulations thereunder and that it did not purchase for offer to resell or for resale inside the United States. Each of Euro-clear and Cedel Bank will in such circumstances credit the interest received by it in respect of such temporary Global Debt Security to the accounts of the beneficial owners thereof (or to such other accounts as they may direct). (SECTION 403)

    As used herein, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust the income of which is subject to United States Federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

DEFINITIVE GLOBAL SECURITIES

    BEARER SECURITIES. If any Debt Securities of a series are issuable in definitive global bearer form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such definitive global Bearer Debt Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Debt Security delivered in exchange for a portion of a definitive Global Debt Security will be mailed or otherwise delivered to any location in the United States in connection with such exchange. (SECTION 404) Principal of, and premium and interest, if any, on, a definitive global Bearer Debt Security will be payable in the manner described in the applicable Prospectus Supplement.

    U.S. BOOK-ENTRY SECURITIES. If Debt Securities of a series are to be represented by a definitive global Registered Debt Security to be deposited with or on behalf of a U.S. Depositary, such Debt Securities ("U.S. Book-Entry Debt Securities") will be represented by a definitive Global Debt Security registered in the name of the U.S. Depositary or its nominee. Upon the issuance of a definitive Global Debt Security registered in the name of the U.S. Depositary, the U.S. Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the U.S. Book-Entry Debt Securities represented by such Global Debt Security to the accounts of institutions that have accounts with such depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents for the sale of such U.S. Book-Entry Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of U.S. Book-Entry Debt Securities will be limited to participants or persons that may hold interests through participants. Ownership of U.S. Book-Entry Debt Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the U.S. Depositary or its nominee for the applicable definitive Global Security or by participants or persons that hold through participants. So long as the U.S. Depositary, or its nominee, is the registered owner of such Global Debt Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the U.S. Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Payment of principal of, and premium and interest, if any, on, U.S. Book-Entry Debt Securities will be made to the U.S. Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Debt Security representing such U.S. Book-Entry Debt Securities. Owners of U.S. Book-Entry Debt Securities will not be entitled to have such Debt Securities registered in their names in the Security Register, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws impair the ability to purchase or transfer U.S. Book-Entry Debt Securities.

    The Company expects that the U.S. Depositary for U.S. Book-Entry Debt Securities of a series, upon receipt of any payment of principal of, or premium or interest, if any, on, the related definitive Global Debt Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Debt Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Debt Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

CERTAIN COVENANTS OF THE COMPANY

    LIMITATION ON MERGER, CONSOLIDATION AND CERTAIN SALES OF ASSETS. The Company will covenant that it will not merge into or consolidate with any other corporation, or convey or transfer its properties and assets substantially as an entirety, to, any person unless (a) the successor is a U.S. corporation, (b) the successor assumes on the same terms and conditions all the obligations under the Debt Securities and the Indentures and (c) immediately after giving effect to the transaction, there is no default under the applicable Indenture. (SECTION
901) Upon any such merger, consolidation, conveyance or transfer, the successor will succeed to, and will be substituted in lieu of, the Company. (SECTION 902)

    EVENT RISK. Except for the limitations on Secured Indebtedness and Sale and Leaseback Transactions described below under Senior Debt Securities, the Indentures and Debt Securities do not contain any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

SATISFACTION AND DISCHARGE; DEFEASANCE

    At the request of the Company, the applicable Indenture will cease to be in effect as to the Debt Securities of any series (except for certain obligations to register the transfer or exchange of such Debt Securities and related coupons, if any, and hold moneys for payment of such Debt Securities and coupons in trust) when either (a) all such Debt Securities and coupons have been delivered to the applicable Trustee for cancellation or (b) all such Debt Securities and coupons have become due and payable or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, and the Company has deposited with the applicable Trustee, in trust money, in the currency, currencies or currency unit or units in which such Debt Securities are payable, in an amount sufficient to pay all the principal of, and premium and interest, if any, on, such Debt Securities on the dates such payments are due in accordance with the terms of such Debt Securities. (SECTION 501)

    Unless otherwise specified in the applicable Prospectus Supplement, the Company, at its option, (a) will be Discharged after 90 days from any and all obligations in respect of any series of Debt Securities (except for certain obligations to register the transfer of or exchange Debt Securities and related coupons, replace stolen, lost or mutilated Debt Securities and coupons, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture in respect of such series (including those described under "Certain Covenants of the Company"), in each case if the Company deposits with the trustee in trust, money, or, in the case of Debt Securities and coupons denominated in U.S. dollars, U.S. Government Obligations or, in the case of Debt Securities and coupons denominated in a foreign currency, Foreign Government Securities, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay in the currency, currencies or currency unit or units in which such Debt Securities are payable all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series. Among the conditions to the Company's exercising any such option, the Company is required to deliver to the applicable Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of such series to recognize income, gain or loss for United States Federal income tax purposes and that the holders of such series will be subject to United States Federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such option had not been exercised. (SECTION 503)

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Each Indenture provides that, if an Event of Default specified therein with respect to any series of Debt Securities shall have happened and be continuing, either the applicable Trustee or the holders of 25% in principal amount of the outstanding Debt Securities of such series (in the case of certain events of bankruptcy, insolvency and reorganization, voting as one class with all other outstanding Debt Securities) may declare the principal of all the Debt Securities of such series, together with accrued interest thereon, if any, to be immediately due and payable by notice in writing to the Company (and to the applicable Trustee if given by the holders). (SECTION 602)

    Events of Default in respect of any series are defined in the Indentures as being: default for 30 days in payment of any interest installment when due; default in payment of principal of, or premium, if any, on, Debt Securities of such series when due (other than any sinking fund payments) at their stated maturity, by declaration, when called for redemption or otherwise; default for 30 days in the making of any sinking fund payment when due; default for 90 days after notice to the Company by the applicable Trustee or by holders of 25% in principal amount of the outstanding Debt Securities of such series in the performance of any covenant in the Debt Securities of such series or in the applicable Indenture with respect to Debt Securities of such series; and certain events of bankruptcy, insolvency and reorganization. No Event of Default with respect to a single series of indebtedness issued under an Indenture (and any supplemental indentures) necessarily constitutes an Event of Default with respect to any other series of indebtedness issued thereunder. (SECTION 601)

    Each Indenture provides that the applicable Trustee will, within 90 days after the occurrence of a default with respect to the Debt Securities of any series, give to the holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of principal of, or premiums or interest, if any, on, or a sinking fund installment, if any, with respect to any of the Debt Securities of such series, such Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities of such series. The term "default" for the purpose of this provision only means the happening of any of the Events of Default specified above, except that any grace period of notice requirement is eliminated. (SECTION 702)

    Each Indenture contains provisions entitling the applicable Trustee, subject to the duty of such Trustee during an Event of Default to act with the required standard of care, to be indemnified by the holders of the Debt Securities before proceeding to exercise any right or power under such Indenture at the request of holders of the Debt Securities. (SECTION 703)

    Each Indenture provides that the holders of a majority in principal amount of the outstanding Debt Securities of any series may in certain circumstances direct the time, method and place of conducting proceedings for remedies available to the applicable Trustee or exercising any trust or power conferred on such Trustee in respect of such series. (SECTION 612)

    Each Indenture includes a covenant that the Company will file annually with the applicable Trustee an Officers' Certificate stating whether any default exists and specifying any default that exists. (SECTION 1106)

    In certain cases, the holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of such series waive any past default or Event of Default with respect to the Debt Securities of such series or compliance with certain provisions of the Indenture, except, among other things, a default not theretofore cured in payment of the principal of, or premium or interest, if any, on, any of the Debt Securities of such series. (SECTION 613) The holders of a majority in principal amount of a series of outstanding Debt Securities also have certain rights to rescind any declaration of acceleration with respect to such series after all Events of Default with respect to such series not arising from such declaration shall have been cured. (SECTION 602)

MODIFICATION OF THE INDENTURES

    Each Indenture provides that the Company and the Trustee thereunder may, without the consent of any holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of any series of Debt Securities issued under such supplemental indentures or curing ambiguities or inconsistencies in the applicable Indenture or making other provisions, provided such other provisions shall not adversely affect the interests of the holders of any series of Debt Securities in any material respect. (SECTION 1001)

    Each Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of all affected series (acting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the applicable Indenture or modifying the rights of the holders of the Debt Securities of such series, except that no such supplemental indenture may, without the consent of the holders of all the outstanding Debt Securities affected thereby, among other things: (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (ii) reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of, any Debt Security;
(iii) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon acceleration of the Maturity thereof; (iv) change any Place of Payment where, or the currency, currencies or currency unit or units in which, any Debt Security or any premium or interest thereon is payable; (v) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); (vi) affect adversely the terms, if any, of conversion of any Debt Security into stock or other securities of the Company or of any other corporation; (vii) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the applicable Indenture or certain defaults thereunder and their consequences) provided for in such Indenture; (viii) change any obligation of the Company, with respect to outstanding Debt Securities of a series, to maintain an office or agency in the places and for the purposes specified in the Indenture for such series; or (ix) modify any of the foregoing provisions or the provisions for the waiver of certain covenants and defaults, except to increase any applicable percentage of the aggregate principal amount of outstanding Debt Securities the consent of the holders of which is required or to provide with respect to any particular series the right to condition the effectiveness of any supplemental indenture as to that series on the consent of the holders of a specified percentage of the aggregate principal amount of outstanding Debt Securities of such series or to provide that certain other provisions of the Indentures cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby. (SECTION 1002)

MEETINGS

    The Indentures contain provisions for convening meetings of the holders of Debt Securities of any series. (SECTION 1401) A meeting may be called at any time by the Trustee under the applicable Indenture, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given in accordance with "Notices" below. (SECTION 1402) Persons entitled to vote a majority in principal amount of the outstanding Debt Securities of a series will constitute a quorum at a meeting of holders of Debt Securities of such series, except that in the absence of a quorum, if the meeting was called by the Company or the Trustee, it may be adjourned for a period of not less than 10 days, and in the absence of a quorum at any such adjourned meeting, the meeting may be further adjourned for a period of not less than 10 days. Except for any consent which must be given by the holder of each outstanding Debt Security affected thereby, as described above under "Modification of the Indentures", and subject to the provisions described in the last sentence under this subheading, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; PROVIDED, HOWEVER, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is equal to or less than a majority, in principal amount of outstanding Debt Securities of a series may be adopted at a meeting or an adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all holders of Debt Securities of that series and the related coupons. With respect to any consent, waiver or other action which the Indentures expressly provide may be given by the holders of a specified percentage of outstanding Debt Securities of all series affected thereby (acting as one class), only the principal amount of outstanding Debt Securities of any series represented at a meeting or an adjourned meeting duly reconvened at which a quorum is present as aforesaid and voting in favor of such action will be counted for purposes of calculating the aggregate principal amount of outstanding Debt Securities of all series affected thereby favoring such action. (SECTION 1404)

NOTICES

    Except as otherwise provided in the applicable Indenture, notices to holders of Bearer Debt Securities will be given by publication at least once in a daily newspaper in The City of New York and in London and in such other city or cities as may be specified in such Bearer Debt Securities and will be mailed to such persons whose names and addresses were previously filed with the applicable Trustee, within the time prescribed for the giving of such notice. Notice to holders of Registered Debt Securities will be given by mail to the addresses of such holders as they appear in the Security Register. (SECTION 106)

TITLE

    Title to any Bearer Debt Securities and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Debt Security or related coupon and, prior to due presentment for registration of transfer, the registered owner of any Registered Debt Security (including Registered Debt Securities in global registered form), as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (SECTION
407)

REPLACEMENT OF SECURITIES COUPONS

    Any mutilated Debt Security and any Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the holder upon surrender of such mutilated Debt Security or Debt Security with a mutilated coupon to the Security Registrar. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the holder upon delivery to the Security Registrar of evidence of the destruction, loss or theft thereof satisfactory to the Company and the Security Registrar; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced (upon surrender to the Security Registrar of the Debt Security with all appurtenant coupons not destroyed, stolen or lost) by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon, an indemnity satisfactory to the Security Registrar and the Company may be required at the expense of the holder of such Debt Security or coupon before a replacement Debt Security will be issued. (SECTION 405)

GOVERNING LAW

    The Indentures, the Debt Securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEES

    The Company may from time to time maintain lines of credit, and have other customary banking relationships, with the Senior Trustee or the Subordinated Trustee.

SENIOR DEBT SECURITIES

    The Senior Debt Securities will be unsecured and will rank PARI PASSU with all other unsecured and non-subordinated debt of the Company.

    CERTAIN COVENANTS IN SENIOR INDENTURE

    LIMITATION ON SECURED INDEBTEDNESS. The Senior Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create, assume, incur or guarantee any Secured Indebtedness without securing the Debt Securities equally and ratably with, or prior to, such Secured Indebtedness unless immediately thereafter the aggregate amount of all Secured Indebtedness (exclusive of Secured Indebtedness if the Debt Securities are secured equally and ratably with, or prior to, such Secured Indebtedness) and the discounted present value of all net rentals payable under leases entered into in connection with Sale and Leaseback Transactions (as defined below) entered into after July 15, 1985 (except any such leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary) would not exceed 10% of Consolidated Net Tangible Assets. (SECTION 1104 OF SENIOR INDENTURE)

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Senior Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, enter any lease longer than three years (excluding leases of newly acquired, improved or constructed property) covering any Principal Property of the Company or any Restricted Subsidiary that is sold to any other person in connection with such lease (a "Sale and Leaseback Transaction"), unless either (a) immediately thereafter, the sum of (i) the discounted present value of all net rentals payable under all such leases entered into after July 15, 1985 (except any such leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary) and (ii) the aggregate amount of all Secured Indebtedness (exclusive of Secured Indebtedness if the Debt Securities are secured equally and ratably with, or prior to, such Secured Indebtedness) does not exceed 10% of Consolidated Net Tangible Assets, or (b) an amount equal to the greater of (x) the net proceeds to the Company or a Restricted Subsidiary from such sale and (y) the discounted present value of all net rentals payable thereunder, is applied within 180 days to the retirement of long-term debt of the Company or a Restricted Subsidiary (other than such debt which is subordinated to the Debt Securities or which is owing to the Company or a Restricted Subsidiary). (SECTION 1105 OF SENIOR INDENTURE)

    CERTAIN DEFINITIONS. "SECURED INDEBTEDNESS" will mean indebtedness of the Company or any Restricted Subsidiary for borrowed money secured by any lien upon (or in respect of any conditional sale or other title retention agreement covering) any Principal Property or any stock or indebtedness of a Restricted Subsidiary, but excluding from such definition all indebtedness: (i) outstanding on July 15, 1985, secured by liens (or arising from conditional sale or other title retention agreements) existing on that date; (ii) incurred after July 15, 1985 to finance the acquisition, improvement or construction of property and either secured by purchase money mortgages or liens placed on such property within 180 days of acquisition, improvement or construction or arising from conditional sale or other title retention agreements; (iii) secured by liens on Principal Property or on the stock or indebtedness of Restricted Subsidiaries, and, in either case, existing at the time of acquisition thereof; (iv) owing to the Company or any Restricted Subsidiary; (v) secured by liens (or conditional sale or other title retention devices) existing at the time a corporation became or becomes a Restricted Subsidiary in the case of a corporation which shall have become or becomes a Restricted Subsidiary after July 15, 1985; (vi) arising from any Sale and Leaseback Transaction; (vii) incurred to finance the acquisition or construction of property secured by liens in favor of any country or any political subdivision thereof; and (viii) constituting any replacement, extension or renewal of any such indebtedness (to the extent such indebtedness is not increased). "PRINCIPAL PROPERTY" will mean land, land improvements, buildings and associated factory, laboratory and office equipment (excluding all products marketed by the Company or any of its subsidiaries) constituting a manufacturing, development, warehouse, service or office facility owned by or leased to the Company or a Restricted Subsidiary, located within the United States and having an acquisition cost plus capitalized improvements in excess of 0.15% of Consolidated Net Tangible Assets as of the date of such determination, other than any such property financed through the issuance of tax-exempt governmental obligations, or which the Board of Directors determines is not of material importance to the Company and its Restricted Subsidiaries taken as a whole, or in which the interest of the Company and all its subsidiaries does not exceed 50%. "CONSOLIDATED NET TANGIBLE ASSETS" will mean the total assets of the Company and its subsidiaries, less current liabilities and certain intangible assets (not including program products). "RESTRICTED SUBSIDIARY" will mean (i) any subsidiary of the Company which has substantially all its property in the United States, which owns or is a lessee of any Principal Property and in which the investment of the Company and all its subsidiaries exceeds 0.15% of Consolidated Net Tangible Assets as of the date of such determination, other than certain financing subsidiaries and subsidiaries formed or acquired after July 15,

1985 for the purpose of acquiring the stock, business or assets of another person and that have not and do not acquire all or any substantial part of the business or assets of the Company or any Restricted Subsidiary and (ii) any other subsidiary designated by the Board of Directors as a Restricted Subsidiary. (SECTION 101 OF SENIOR INDENTURE)

    The Senior Indenture provides that the Company may omit to comply with the restrictive covenants described above under "Limitation on Secured Indebtedness" and "Limitation on Sale and Leaseback Transactions" if the holders of not less than a majority in principal amount of all series of outstanding Debt Securities affected thereby (acting as one class) waive compliance with such restrictive covenants. (SECTION 1107 OF SENIOR INDENTURE)

SUBORDINATED DEBT SECURITIES

    The Subordinated Debt Securities will be unsecured and will be subject to the subordination provisions described below.

    The payment of the principal of, premium (if any) and interest on the Subordinated Debt Securities is subordinated in right of payment, as set forth in the Subordinated Indenture, to the payment when due of all Senior Indebtedness. (SECTION 1501 OF SUBORDINATED INDENTURE) However, payment from the money or the proceeds of U.S. government obligations held in any defeasance trust is not subordinate to any Senior Indebtedness or subject to the restrictions described herein. (SECTION 1512 OF SUBORDINATED INDENTURE). Claims of creditors of the Company's subsidiaries, including trade creditors, secured creditors and creditors holding guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Subordinated Debt Securities, even though such obligations may not constitute Senior Indebtedness. The Subordinated Debt Securities therefore will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company.

    Senior Indebtedness is defined in the Subordinated Indenture as the principal of, premium, if any, and interest on, (i) all the Company's indebtedness for money borrowed, other than the subordinated securities issued under the Subordinated Indenture, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except such indebtedness as is by its terms expressly stated to be not superior in right of payment to the subordinated securities issued under the Subordinated Indenture or to rank PARI PASSU with the subordinated securities issued under the Subordinated Indenture and (ii) any deferrals, renewals or extensions of any such Senior Indebtedness, except that Senior Indebtedness will not include (1) any obligation of the Company to any subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any indebtedness, guarantee or obligation of the Company which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of the Company, including any senior subordinated indebtedness and any subordinated obligations, (5) any obligations with respect to any capital stock, or (6) any indebtedness incurred in violation of the Subordinated Indenture. The term "indebtedness for money borrowed" as used in the foregoing sentence includes, without limitation, any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. (SECTION 101 OF SUBORDINATED INDENTURE) There is no limitation on the issuance of additional Senior Indebtedness of the Company. The Senior Debt Securities constitute Senior Indebtedness under the Subordinated Indenture. The Subordinated Debt Securities will rank PARI PASSU with other subordinated indebtedness of the Company.

    The Company may not pay principal of, premium (if any) or interest on the Subordinated Debt Securities, make any deposits pursuant to the defeasance provisions in the Subordinated Indenture or otherwise purchase, redeem or retire any Subordinated Debt Securities (collectively, "pay the Subordinated Debt Securities") if (i) any Senior Indebtedness is not paid when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full. However, the Company may pay the Subordinated Securities without regard to the foregoing if the Company and the Subordinated Trustee receive written notice approving such payment from the Representatives of the holders of Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Subordinated Securities for a period (a "Payment Blockage Period") commencing upon the receipt by the Subordinated Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representatives of the holders of Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (1) by written notice to the Subordinated Trustee and the Company from the Person or Persons who gave such Blockage Notice, (2) because the default giving rise to such Blockage Notice is no longer continuing or (3) because such Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of Senior Indebtedness or the Representatives of such holders have accelerated the maturity of such Senior Indebtedness, the Company may resume payments on the Subordinated Debt Securities after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period. (SECTION 1503 OF SUBORDINATED INDENTURE)

    Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or their property, the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the holders of Subordinated Debt Securities are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which holders of Subordinated Debt Securities would be entitled but for the subordination provisions of the Subordinated Indenture (other than distributions of stock and certain debt securities subordinated to the Senior Indebtedness) will be made to holders of the Senior Indebtedness as their interests may appear. (SECTION 1502 OF SUBORDINATED INDENTURE) If a distribution is made to holders of Subordinated Debt Securities that, due to the subordination provisions, should not have been made to them, such holders of Subordinated Debt Securities are required to hold it in trust for the holders of Senior Indebtedness, and pay it over to them as their interests may appear. (SECTION 1505 OF SUBORDINATED INDENTURE)

    If payment of the Subordinated Debt Securities is accelerated because of an Event of Default, the Company or the Subordinated Trustee will promptly notify the holders of Senior Indebtedness or the Representatives of such holders of the acceleration. The Company may not pay the Subordinated Securities until five Business Days after such holders or the Representatives of the Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Subordinated Securities only if the subordination provisions of the Subordinated Indenture otherwise permit payment at that time. (SECTION 1505 OF SUBORDINATED INDENTURE)

    By reason of such subordination provisions contained in the Subordinated Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of Subordinated Debt Securities, and creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Subordinated Indebtedness.

                       DESCRIPTION OF THE PREFERRED STOCK

    The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

    The summary of terms of the Company's Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and the certificate of amendment relating to each series of the Preferred Stock (the "Certificate of Amendment"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

    The Company's Certificate of Incorporation authorizes the issuance of 150,000,000 shares of Preferred Stock, par value $.01 per share. As of September 30, 1997, 2,597,261 shares of Series A 7 1/2% Preferred Stock, liquidation preference $100 per share, were outstanding. Subject to limitations prescribed by law, the Board of Directors is authorized at any time to issue one or more series of Preferred Stock; to determine the designation for any such series by number, letter, or title that shall distinguish such series from any other series of Preferred Stock; and to determine the number of shares in any such series (including a determination that such series shall consist of a single share).

    The Board of Directors is authorized to determine, for each series of Preferred Stock, and the Prospectus Supplement shall set forth with respect to such series: (i) whether the holders thereof shall be entitled to cumulative, noncumulative, or partially cumulative dividends and, with respect to shares entitled to dividends, the dividend rate or rates, including without limitation the methods and procedures for determining such rate or rates, and any other terms and conditions relating to such dividends; (ii) whether, and if so to what extent and upon what terms and conditions, the holders thereof shall be entitled to rights upon the liquidation of, or upon any distribution of the assets of, the Company; (iii) whether, and if so upon what terms and conditions, such shares shall be convertible into Debt Securities, any other series of Preferred Stock, Depositary Shares or Capital Stock, or exchangeable for the securities of any other corporation; (iv) whether, and if so upon what terms and conditions, such shares shall be redeemable; (v) whether the shares shall be redeemable and subject to any sinking fund provided for the purchase or redemption of such shares and, if so, the terms of such fund; (vi) whether the holders thereof shall be entitled to voting rights and, if so, the terms and conditions for the exercise thereof; PROVIDED that the holders of shares of Preferred Stock (A) will not be entitled to more than the lesser of (x) one vote per $100 of liquidation value or (y) one vote per share, when voting as a class with the holders of shares of capital stock, and (B) will not be entitled to vote on any matter separately as a class, except to the extent specified with respect to each series, (x) with respect to any amendment or alteration of the provisions of the Certificate of Incorporation that would adversely affect the powers, preferences, or special rights of the applicable series of Preferred Stock or
(y) in the event the Corporation fails to pay dividends on any series of Preferred Stock in full for any six quarterly dividend payment periods, whether or not consecutive, in which event the number of directors may be increased by two and the holders of outstanding shares of Preferred Stock then similarly entitled shall be entitled to elect the two additional directors until full accumulated dividends on all such shares of Preferred Stock shall have been paid; and (vii) whether the holders thereof shall be entitled to other preferences or rights, and, if so, the qualifications, limitations, or restrictions of such preferences or rights.

DIVIDENDS

    Holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available for payment, cash dividends payable at such dates and at such rates per share per annum as set forth in the applicable Prospectus Supplement. The

Prospectus Supplement will also state applicable record dates regarding the payment of dividends. Except as set forth below, no dividends shall be declared or paid or set apart for payment on any series of Preferred Stock unless full dividends for all series of Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Stock, dividends declared (if any) on the Preferred Stock shall be declared pro-rata so that the amount of dividends declared per share on each series of Preferred Stock shall in all cases bear to each other series the same ratio that (x) accrued dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if dividends for such series are cumulative) for the then-current dividend period per share for each respective series of Preferred Stock bear to
(y) aggregate accrued dividends for the then-current dividend period (including all accumulations with respect to unpaid dividends for prior periods for all series which are cumulative) for all outstanding shares of Preferred Stock.

    Unless all dividends on the Preferred Stock shall have been paid in full (i) no dividend shall be declared and paid or declared and a sum sufficient thereof set apart for payment (other than a dividend in the Company's capital stock or in any other class ranking junior to the Preferred Stock as to dividends and liquidation preferences) or other distribution declared or made upon the shares of the Company's capital stock or upon any other class ranking junior to the Preferred Stock as to dividends or liquidation preferences and (ii) no shares of the Company's capital stock or class of stock ranking junior to the Preferred Stock as to dividends or liquidation preferences may be redeemed, purchased or otherwise acquired by the Company except by conversion into or exchange for shares of the Company ranking junior to the Preferred Stock as to dividends and liquidation preferences.

CONVERTIBILITY

    No series of Preferred Stock will be convertible into, or exchangeable for, other securities or property except as set forth in the related Prospectus Supplement.

REDEMPTION AND SINKING FUND

    No series of Preferred Stock will be redeemable or receive the benefit of a sinking fund except as set forth in the related Prospectus Supplement.

LIQUIDATION

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of any series of Preferred Stock will be entitled to receive the liquidation preference per share specified in the Prospectus Supplement, if any, in each case together with any applicable accrued and unpaid dividends and before any distribution to holders of the Company's capital stock or any class of stock ranking junior to the Preferred Stock as to dividends and liquidation preferences. In the event there are insufficient assets to pay such liquidation preferences for all classes of Preferred Stock in full, the remaining assets shall be allocated ratably among all series of Preferred Stock based upon the aggregate liquidation preference for all outstanding shares for each such series. After payment of the full amount of the liquidation preference to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company unless otherwise provided in a Prospectus Supplement, and the remaining assets of the Company shall be distributable exclusively among the holders of the Company's capital stock and any class of stock ranking junior to the Preferred Stock as to dividends and liquidation preferences, according to their respective interests.

VOTING

    No series of Preferred Stock will be entitled to vote except as provided below or in the related Prospectus Supplement. Unless otherwise specified in the related Prospectus Supplement, if at any time the Company shall have failed to declare and pay in full dividends for six quarterly periods, whether consecutive or not, on any applicable series of Preferred Stock and all such preferred dividends remain unpaid (a "Preferred Dividend Default"), the number of directors of the Company shall be increased by two and the holders of such series of Preferred Stock, voting together as a class with all other series of Preferred Stock then entitled to vote on such election of directors, shall be entitled to elect such two additional directors until the full dividends accumulated on all outstanding shares of such series shall have been declared and paid in full. Upon the occurrence of a Preferred Dividend Default, the Board of Directors shall within 10 business days of such default call a special meeting of the holders of shares of all affected series, for which there is a Preferred Dividend Default, for the purpose of electing the additional directors. In lieu of holding such meeting, the holders of record of a majority of the outstanding shares of all series for which there is a Preferred Dividend Default who are then entitled to participate in the election of directors may, by action taken by written consent, elect such additional directors. If and when all accumulated dividends on any series of Preferred Stock have been paid in full, the holders of shares of such series shall be divested of the foregoing voting rights subject to revesting in the event of each and every Preferred Dividend Default. Upon termination of such special voting rights attributable to all series for which there has been a Preferred Dividend Default, the term of office of each director so elected (a "Preferred Stock Director") shall terminate and the number of directors of the Company shall, without further action, be reduced by two, subject always to the increase in the number of directors pursuant to the foregoing provisions in case of a future Preferred Dividend Default. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by, the vote of the holders of record of a majority of the outstanding shares of all series of Preferred Stock who were entitled to participate in such director's election, voting as a separate class, at a meeting called for such purpose or by written consent. So long as a Preferred Stock Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding series of Preferred Stock who are then entitled to participate in the election of such Preferred Stock Directors as provided above. As long as the Preferred Dividend Default shall continue, holders of the Preferred Stock shall not, as such stockholders, be entitled to vote on the election or removal of directors, other than Preferred Stock Directors, but shall not be divested of any other voting rights provided to the holders of Preferred Stock by law with respect to any other matter to be acted upon by the stockholders of the Company. The Preferred Stock Directors shall each be entitled to one vote per director on any matter. Additionally, unless otherwise specified in a Prospectus Supplement, the affirmative vote of the holders of a majority of the outstanding shares of each series of Preferred Stock voting together as a class, is required to authorize any amendment, alteration or repeal of the Restated Certificate of Incorporation or any Certificate of Amendment which would adversely affect the powers, preferences, or special rights of the Preferred Stock including authorizing any class of stock with superior dividend and liquidation preferences.

MISCELLANEOUS

    The holders of Preferred Stock will have no preemptive rights. The Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of Preferred Stock redeemed or otherwise reacquired by the Company shall resume the status of authorized and unissued shares of Preferred Stock undesignated as to series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Preferred Stock while there is any arrearage on sinking fund installments except as may be set forth in a Prospectus Supplement. Neither the par value nor the liquidation preference is indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance. Payment of dividends on any series of Preferred Stock may be restricted by loan agreements, indentures and other transactions entered into by the Company.

NO OTHER RIGHTS

    The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the related Prospectus Supplement, the Certificate of Incorporation or Certificate of Amendment or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent for each series of Preferred Stock will be described in the related Prospectus Supplement.

                      DESCRIPTION OF THE DEPOSITARY SHARES

    The Company may, at its option, elect to offer Depositary Shares rather than full shares of Preferred Stock. In the event such option is exercised, each of the Depositary Shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in the Prospectus Supplement. The shares of Preferred Stock represented by the Depositary Shares will be deposited with a Depositary (the "Depositary") named in the applicable Prospectus Supplement, under a Deposit Agreement (the "Deposit Agreement"), among the Company, the Depositary and the holders of the Depositary Receipts. Certificates evidencing Depositary Shares ("Depositary Receipts") will be delivered to those persons purchasing Depositary Shares in the offering. The Depositary will be the transfer agent, registrar and dividend disbursing agent for the Depositary Shares. Holders of Depositary Receipts agree to be bound by the Deposit Agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

    The summary of terms of the Company's Depositary Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement, the Company's Certificate of Incorporation and the Certificate of Amendment for the applicable series of Preferred Stock.

DIVIDENDS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the series of Preferred Stock represented by the Depositary Shares to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by the Company for the applicable series of Preferred Stock. The Depositary, however, will distribute only such amount as can be distributed without attributing to any Depositary Share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of Depositary Shares owned by such holders on the relevant record date, unless the Depositary determines (after consultation with the Company) that it is not feasible to make such distribution, in which case the Depositary may (with the approval of the Company) adopt any other method for such distribution as it deems appropriate, including the sale of such property and distribution of the net proceeds from such sale to such holders.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each Depositary Share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of Preferred Stock, as set forth in the Prospectus Supplement.

REDEMPTION

    If the series of Preferred Stock represented by the applicable series of Depositary Shares is redeemable, such Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of Preferred Stock held by the Depositary. Whenever the Company redeems any Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed. The Depositary will mail the notice of redemption promptly upon receipt of such notice from the Company and not less than 35 nor more than 60 days prior to the date fixed for redemption of the Preferred Stock and the Depositary Shares to the record holders of the Depositary Receipts.

VOTING

    Promptly upon receipt of notice of any meeting at which the holders of the series of Preferred Stock represented by the applicable series of Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock represented by such record holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote such Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any of the Preferred Stock to the extent that it does not receive specific instructions from the holders of Depositary Receipts.

WITHDRAWAL OF PREFERRED STOCK

    Upon surrender of Depositary Receipts at the principal office of the Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares therefor.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of Depositary Shares will not be effective unless such amendment has been approved by at least a majority of the Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Depositary Shares to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any dissolution of the Company and such distribution has been made to all the holders of Depositary Shares.

CHARGES OF DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares, any redemption of the Preferred Stock and all withdrawals of Preferred Stock by owners of Depositary Shares. Holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the Deposit Agreement to be for their accounts. In certain circumstances, the Depositary may refuse to transfer Depositary Shares, may withhold dividends and distributions and sell the Depositary Shares evidenced by such Depositary Receipt if such charges are not paid.

MISCELLANEOUS

    The Depositary will forward to the holders of Depositary Receipts all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock. In addition, the Depositary will make available for inspection by holders of Depositary Receipts at the principal office of the Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by the Depositary as the holder of Preferred Stock.

    Neither the Depositary nor the Company assumes any obligation or will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for its negligence or willful misconduct. Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely on written advice of counsel or accountants, on information provided by holders of Depositary Receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of the Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares. Accordingly, such owners will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for Preferred Stock in the hands of an exchanging owner of Depositary Shares will include the period during which such person owned such Depositary Shares.

                        DESCRIPTION OF THE CAPITAL STOCK

    As of the date of this Prospectus, the Company's Certificate of Incorporation authorizes the issuance of 1,875,000,000 shares of Capital Stock, $0.50 par value per share. As of September 30, 1997, 972,170,729 shares of Capital Stock were outstanding.

    Subject to the rights of the holders of any outstanding shares of preferred stock, holders of Capital Stock are entitled to receive such dividends, in cash, securities, or property, as may from time to time be declared by the Board of Directors. Subject to the provisions of the Company's By-laws, as from time to time amended, with respect to the closing of the transfer books and the fixing of a record date, holders of shares of Capital Stock are entitled to one vote per share of Capital Stock held on all matters requiring a vote of the stockholders. In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, after payment shall have been made to the holders of preferred stock of the full amount to which they shall be entitled, the holders of Capital Stock shall be entitled to share ratably, according to the number of shares held by them, in all remaining assets of the Company available for distribution. Shares of Capital Stock are not redeemable and have no subscription, conversion or preemptive rights.

                          DESCRIPTION OF THE WARRANTS

    The Company may issue Warrants for the purchase of Debt Securities, Preferred Stock or Capital Stock. Warrants may be issued independently or together with Debt Securities, Preferred Stock or Capital Stock offered by any Prospectus Supplement and may be attached to or separate from any such Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the Commission in connection with the offering of such Warrants.

DEBT WARRANTS

    The Prospectus Supplement relating to a particular issue of Warrants to issue Debt Securities ("Debt Warrants") will describe the terms of such Debt Warrants, including the following: (a) the title of such Debt Warrants; (b) the offering price for such Debt Warrants, if any; (c) the aggregate number of such Debt Warrants; (d) the designation and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (e) if applicable, the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (f) if applicable, the date from and after which such Debt Warrants and any Debt Securities issued therewith will be separately transferable; (g) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property);
(h) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such Debt Warrants that may be exercised at any one time; (j) whether the Debt Warrants represented by the Debt Warrant certificates or Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form; (k) information with respect to book-entry procedures, if any; (l) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) if applicable, a discussion of material United

States federal income tax considerations; (n) the antidilution provisions of such Debt Warrants, if any; (o) the redemption or call provisions, if any, applicable to such Debt Warrants; and (p) any additional terms of the Debt Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Debt Warrants.

STOCK WARRANTS

    The Prospectus Supplement relating to any particular issue of Warrants to issue Capital Stock or Preferred Stock will describe the terms of such Warrants, including the following: (a) the title of such Warrants; (b) the offering price for such Warrants, if any; (c) the aggregate number of such Warrants; (d) the designation and terms of the Capital Stock or Preferred Stock purchasable upon exercise of such Warrants; (e) if applicable, the designation and terms of the Securities with which such Warrants are issued and the number of such Warrants issued with each such Security; (f) if applicable, the date from and after which such Warrants and any Securities issued therewith will be separately transferable; (g) the number of shares of Capital Stock or Preferred Stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such Warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price, if any, and the exercise price are payable; (k) if applicable, a discussion of material United States federal income tax considerations; (l) the antidilution provisions of such Warrants, if any; (m) the redemption or call provisions, if any, applicable to such Warrants; and (n) any additional terms of the Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities in any of three ways: (i) through underwriters; (ii) through agents; or (iii) directly to a limited number of institutional purchasers or to a single purchaser. The Prospectus Supplement with respect to each series of Securities will set forth the terms of the offering of the Securities of such series, including the name or names of any underwriters, the purchase price and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the Securities of such series may be listed.

    If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the Prospectus Supplement, the Company will authorize agents or underwriters to solicit offers by certain types of institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commissions payable for solicitation of such contracts.

    Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

    Each series of Securities will be a new issue of securities with no established trading market. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

                                 LEGAL OPINIONS

    Except as may be otherwise specified in the Prospectus Supplement accompanying this Prospectus, the legality of the securities will be passed upon for the Company by David S. Hershberg, Vice President and Assistant General Counsel of the Company. Mr. Hershberg, together with members of his family, owns, has options to purchase and has other interests in shares of common stock of the Company.

                                    EXPERTS

    The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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